UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               March 12, 2012
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Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500
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Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Succession Announcement

On March 12, 2013, Michael W. Sutherlin, the President and Chief Executive Officer of Joy Global Inc. (the “Company”), notified the Company of his intention to retire at the end of the year. In connection with Mr. Sutherlin’s pending retirement, the Company’s Board of Directors designated Edward L. Doheny, currently Executive Vice President of the Company and President and Chief Operating Officer of the Underground Mining Equipment division, as Mr. Sutherlin’s successor. Mr. Sutherlin expects to relinquish his duties as President and Chief Executive Officer in December 2013 following the completion of the Company’s fiscal 2013 financial reporting process. Mr. Sutherlin expects to formally retire on February 1, 2014.

As part of the Company’s succession process, a new position of corporate Chief Operating Officer will be established at the time Mr. Sutherlin relinquishes his duties as President and Chief Executive Officer. The Board of Directors has designated Randal W. Baker, currently Executive Vice President of the Company and President and Chief Operating Officer of the Surface Mining Equipment division, to fill this role. In this capacity, Mr. Baker will oversee both the Surface Mining Equipment and the Underground Mining Equipment divisions.

Mr. Doheny, 50, has served as the Company’s Executive Vice President and President and Chief Operating Officer of its Underground Mining Equipment division since 2006. Prior to joining Joy Global, he spent 20 years with Ingersoll-Rand Co. in a series of senior executive positions of increasing responsibility, including President of Industrial Technologies from 2003 to 2005, President of Shared Services in 2003 and previously as President of the Air Solutions Group.

Mr. Baker, 49, has served as the Company’s Executive Vice President and President and Chief Operating Officer of its Surface Mining Equipment division since 2009. From 2004 to 2009, he served as President and Chief Executive Officer of Case IH Agriculture Inc., and from 2000 to 2004 he served as Vice President and General Manager of Komatsu Mining Systems.

As of the date of this Current Report on Form 8-K, neither Mr. Doheny nor Mr. Baker, nor their respective family members, is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K.

Entry into a Senior Executive Retention Agreement with Mr. Baker

In connection with the expected appointment of Mr. Baker as Chief Operating Officer, the Company and Mr. Baker entered into a Senior Executive Retention Agreement on March 13, 2013 (the “Retention Agreement”), which was approved by the Human Resources and Nominating Committee of the Company’s Board of Directors. The Retention Agreement supplements the Company’s standard change of control employment agreement (the “Employment Agreement”) with Mr. Baker to provide for certain payments and benefits upon a termination of Mr. Baker’s employment by the Company without “cause” or by Mr. Baker for “good reason,” as each is defined in the Employment Agreement (each being referred to herein as a “Separation Event”). Upon the occurrence of a Separation Event, and subject to the timely execution of a release of claims against the Company, Mr. Baker would receive (i) a cash payment equal to two times his annual base salary plus a prorated portion of his targeted annual bonus under the Company’s annual cash incentive plan and (ii) medical and other welfare benefits and outplacement services for up to one year following the Separation Event. The Retention Agreement also amended equity award agreements between the Company and Mr. Baker to provide that upon the occurrence of a Separation Event the (i) outstanding stock options covered by such awards would vest and become exercisable for the lesser of the remaining term of the option and 24 months from the termination date, (ii) outstanding restricted stock units covered by such awards would become nonforfeitable and would be settled at the same time the awards would be settled if they had become nonforfeitable due to his retirement, and (iii) performance shares covered by such awards would become nonforfeitable and result in the payment of the target amount of shares at the same time that payment would occur if he had been terminated without cause.

The Retention Agreement and Employment Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 8.01  Other Matters

On March 14, 2013, the Company issued a press release announcing Mr. Sutherlin’s planned retirement, the designation of Mr. Doheny as his successor, and the commensurate designation of Mr. Baker as the Company’s future Chief Operating Officer.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1	Senior Executive Retention Agreement, dated March 13, 2013 between Joy Global Inc. and Randal W. Baker.
10.2
Form of change of control Employment Agreement entered into between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(t) to Annual Report on Form 10-K for the year ended November 1, 2003, File No. 001-09299).

99.1	Press Release of Joy Global Inc. dated March 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: March 18, 2013	By:	/s/ James E. Agnew
James E. Agnew
Vice President, Controller
and Chief Accounting Officer
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Senior Executive Retention Agreement, dated March 13, 2013 between Joy Global Inc. and Randal W. Baker.
10.2
Form of change of control Employment Agreement entered into between Joy Global Inc. and each of its executive officers (incorporated by reference to Exhibit 10(t) to Annual Report on Form 10-K for the year ended November 1, 2003, File No. 001-09299).

99.1	Press Release of Joy Global Inc. dated March 14, 2013.